Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
COMMERCE BANCSHARES, INC.,
SOUTH TULSA FINANCIAL CORPORATION
and
CBI-KANSAS, INC.
Dated December 4, 2006

List of Schedules:
Schedule 3.1(a)
Schedule 3.1(b)(iii)
Schedule 3.1(c)(ii)
Schedule 3.1(g)
Schedule 3.1(h)
Schedule 3.1(i)
Schedule 3.1(j)
Schedule 3.1(k)
Schedule 3.1(l)
Schedule 3.1(m)
Schedule 3.1(n)
Schedule 3.1(o)
Schedule 3.1(p)
Schedule 3.1(q)
Schedule 3.1(s)
Schedule 3.1(u)
Schedule 3.1(w)
Schedule 4.1
Schedule 6.2(o)

x

INDEX OF DEFINED TERMS

TERM	PAGE	SECTION

Acquisition Proposal	32, 5.3
Affiliate	6, 3.1(a)(vi)
Agreement	1, Intro Paragraph
ASTM	18, 3.1(p)(3)
Bank	3, 1.6
Bank Common Stock	7, 3.1(b)(ii)
Bank Merger	3, 1.6
Bank Regulators	10, 3.1(f)
BHC Act	5, 3.1(a)
Business Day	1, 1.2
Closing	1, 1.2
Closing Date	1, 1.2
Code	14, 3.1(j)
Collars	3, 2.2
Commerce	1, Intro Paragraph
Commerce Common Stock	3, 2.2
Commerce Stock Price	3, 2.2
Company	1, Intro Paragraph
Company Common Stock	3, 2.2
Company Consolidated Financial Statements	9, 3.1(d)
Company Disclosure Schedule	7, 3.1(b)(iii)
Company Dissenting Shares	4, 2.6
Company Intellectual Property	20, 3.1(s)
Company Interim Financial Statements	9, 3.1(d)
Company Options	7, 3.1(b)(i)
Company Per Share Value	3, 2.2
Company Permits	10, 3.1(f)
Company Shareholder Approval	8, 3.1(c)
Company Shareholders’ Meeting	10, 3.1(e)
Company Stock Option Plan	7, 3.1(b)(i)
Confidentiality Agreement	29, 4.2(a)
Consents	35, 6.1(b)
Doubtful	20, 3.1(u)(i)
DPC Shares	8, 3.1(b)(v)
Effective Time	1, 1.1
Employee Plans	13, 3.1(j)
Employees	13, 3.1(j)
Environmental Audit	18, 3.1(p)(3)
Environmental Law	19, 3.1(p)(4)
Environmental Liability	18, 3.1(p)(3)
ERISA	13, 3.1(j)
Exchange Agent	4, 2.5

TERM	PAGE	SECTION

FDIC	5, 3.1(a)
Federal Reserve	9, 3.1(c)(iii)
GAAP	10, 3.1(d)
Governmental Entity	9, 3.1(c)(iii)
Hazardous Substances	19, 3.1(p)(4)
Indemnified Party	34, 5.11(a)
Injunction	35, 6.1(c)
KGCC	1, 1.1
knowledge	6, 3.1(a)(v)
Litigation	11, 3.1(g)
Loss	20, 3.1(u)(i)
material	6, 3.1(a)(ii)
Material Adverse Effect	6, 3.1(a)(iii)
Maximum Premium Amount	34, 5.11(b)
Merger	1, Recitals
New Credit	28, 4.1(s)
OAEM	28, 4.1(s)
OGCA	1, 1.1
OREO	21, 3.1(u)(i)
Other Loans Especially Mentioned	20, 3.1(u)(i)
person	7, 3.1(a)(vii)
Preferred Stock	23, 3.2(c)
Properties	18, 3.1(p)(3)
Proxy Statement	30, 5.1(a)
Real Property	19, 3.1(p)(4)
Registration Statement	30, 5.1(a)
Requested Adjustments	35, 5.12
Requisite Regulatory Approvals	35, 6.1(b)
SEC	9, 3.1(c)(iii)
SEC Fees	33, 5.7
Securities Act	10, 3.1(e)
SFAS No. 5	6, 3.1(a)(iii)
Significant Subsidiary	33, 5.3
Stock Per Share Amount	3, 2.2
Sub	1, Intro Paragraph
Subsidiary	6, 3.1(a)(i)
Substandard	20, 3.1(u)(i)
Superior Proposal	32, 5.3
Surviving Corporation	2, 1.3(c)
Tax or Taxes	11, 3.1(h)
Tax Returns	11, 3.1(h)
Termination Fee	41, 7.5(a)
to the best knowledge of	6, 3.1(a)(v)
Transaction Agreements	6, 3.1(a)(iv)
Voting Agreements	7, 3.1(b)(iii)

vii

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 4, 2006 among COMMERCE BANCSHARES, INC., a Missouri corporation (“Commerce”), CBI-KANSAS, INC., a Kansas corporation (“Sub”) and SOUTH TULSA FINANCIAL CORPORATION, an Oklahoma corporation (“Company”).
     WHEREAS, the Executive Committee of the Board of Directors of Commerce and the Board of Directors of Sub have approved this Agreement, declared it advisable and deem it advisable and in the best interests of their respective shareholders to consummate the transactions provided for herein in which, inter alia, Commerce and Company become affiliated through the merger of Company with and into Sub (the “Merger”);
     WHEREAS, the Board of Directors of Company has approved this Agreement and declared it advisable and deems it advisable and in the best interests of the shareholders of Company to consummate the Merger;
     WHEREAS, the Boards of Directors of Commerce, Sub and Company have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1 Effective Time of the Merger. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), the proper officers of Company and Sub shall execute and acknowledge the appropriate certificates of merger that shall be filed with the Kansas Secretary of State and the Oklahoma Secretary of State on the first Business Day following the Closing Date, all in accordance with the Kansas General Corporation Code (“KGCC”) and the Oklahoma General Corporation Act (“OGCA”), respectively. The Merger shall become effective on the first day of the first calendar month following the Closing Date (the “Effective Time”).
     1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10 a.m., Kansas City time, on a day occurring not less than two (2) and not more than four (4) Business Days before the Effective Time and not later than thirty (30) days after the date on which the last of any condition precedent contained herein is waived or fulfilled, as specified in a notice delivered by Commerce to Company not less than three (3) Business Days prior to such Closing Date or on such other date as Company, Commerce and Sub shall mutually agree (the “Closing Date”). The Closing shall be held at the offices of Commerce Bank, N.A., 1000 Walnut, Kansas City, Missouri or at such other location as is agreed to in writing by the parties hereto. As used in this Agreement, “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Missouri.

     1.3 Effects of the Merger.
          (a) At the Effective Time (i) Company shall be merged with and into Sub and the separate corporate existence of Company shall cease, (ii) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, (iii) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, (iv) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and (v) the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          (b) Subject to Oklahoma law, at the Effective Time, (i) Sub shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of Company and all obligations belonging to or due each of Company and Sub shall be vested in Sub without further act or deed; (ii) title to any real estate or any interest therein vested in Company shall not revert or in any way be impaired by reason of the Merger; (iii) all rights of creditors and all liens on any property of Company shall be preserved unimpaired; (iv) Sub shall be liable for all the obligations of Company, and any claim existing, or action or proceeding pending, by or against either of Company or Sub, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.
          (c) As used in this Agreement, “Surviving Corporation” shall mean Sub, at and after the Effective Time, as the surviving corporation in the Merger.
          (d) At and after the Effective Time, the Merger will have the effects set forth in the OGCA and the KGCC.
     1.4 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither Sub nor Company by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party.
     1.5 Further Assurances. If at any time after the Effective Time, Sub shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or any other actions or things are necessary or desirable to vest, perfect, confirm, or record in Sub the title to any property, rights, privileges, powers, or franchises of Company, the Board of Directors and officers of Sub shall, and will be authorized to, execute and deliver in the name and on behalf of Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Sub, and otherwise to carry out the provisions of this Agreement.
     1.6 The Bank Merger. The parties understand and agree that it is the intention of Commerce and Sub, simultaneously with the Merger, to merge Company’s Subsidiary, Bank

South (“Bank”) with Commerce Bank, N.A., a wholly owned subsidiary of Sub (the “Bank Merger”). Company agrees to cooperate with Commerce and Sub and take all reasonable steps in order to effectuate the Bank Merger. All out of pocket expenses incurred by Company and Bank in consummating the Bank Merger, shall be paid by Sub.
     1.7 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368(a) of the Code.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY AND SUB; EXCHANGE OF CERTIFICATES
     2.1 Effect of Merger on Sub Stock. At the Effective Time of the Merger, each share of common stock, $1.00 par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall be unaffected by the Merger.
     2.2 Conversion of Company Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof each outstanding share of common stock, $1.00 par value per share, of the Company (“Company Common Stock”) (but excepting Company Dissenting Shares) shall be converted as follows: each such share of Company Common Stock held by each shareholder of Company at the Effective Time shall be converted into such number of shares of common stock, $5.00 par value per share, of Commerce (“Commerce Common Stock”) as shall be equal to the quotient of $340.54 (the “Company Per Share Value”) divided by the Commerce Stock Price (as defined below and rounded to four decimal places) if the Commerce Stock Price is greater than or equal to $45.30 and less than or equal to $50.06; that number of shares of Commerce Common Stock equal to the Company Per Share Value divided by $45.30 if the Commerce Stock Price is less than $45.30; and that number of shares of Commerce Common Stock equal to the Company Per Share Value divided by $50.06 if the Commerce Stock Price is greater than $50.06 (such amount of stock as so determined being herein referred to as the “Stock Per Share Amount”). The figures of $45.30 and $50.06 referred to above are the “Collars.”
     “Commerce Stock Price” of Commerce Common Stock shall be the average of the daily closing price per share of Commerce Common Stock on The Nasdaq Stock Market, Inc. National Market System (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Commerce) for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the Closing Date. The Collars shall be equitably adjusted to account for any intervening stock splits, stock dividends, combinations or exchanges pertaining to or affecting the Commerce Stock occurring after the date hereof, which stock split, stock dividend, combination or exchange has a record date (or, if no record date has been established, is effective) prior to the Effective Time.
     2.3 No Further Ownership Rights in Company Common Stock. All shares of Commerce Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof shall be deemed to represent all rights pertaining to such shares of Company Common Stock, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to Commerce for any reason, they shall be canceled and, if applicable, exchanged as provided in this ARTICLE II.
     2.4 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Commerce Common Stock and no certificates or script therefor or other evidence of ownership thereof shall be issued to holders of shares of Company Common Stock. In lieu thereof, each such holder entitled to a fraction of a share of Commerce Common Stock (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive from the Exchange Agent (as defined below), at the time of surrender of the certificates representing such holder’s Company Common Stock, an amount in cash equal to the product of such fraction and the Commerce Stock Price. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Commerce, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.
     2.5 Surrender of Shares of Company Common Stock. Prior to the Effective Time, Commerce and Sub shall appoint Commerce Bank, N.A. or its successor, as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Commerce Common Stock which are to be issued pursuant to Section 2.2. Commerce, on behalf of Sub, shall make available to Exchange Agent, at and after the Effective Time such number of shares of Commerce Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section 2.2 hereof. As soon as practicable after the Closing Date, Commerce on behalf of Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Commerce Common Stock.
     2.6 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders that have not voted such shares in favor of the Merger and have delivered a written demand for the payment of such shares in the manner provided in the laws of the State of Oklahoma (such shares, the “Company Dissenting Shares”) shall not be converted into or represent the right to receive Commerce Common Stock as provided in Section 2.2 and the holders thereof shall only be entitled to such rights as are granted by Section 1091 of the OGCA. Each holder of Company Dissenting Shares that becomes entitled to payment for such shares pursuant to Section 1091 of the OGCA shall receive payment therefor from the Surviving Corporation in accordance with the OGCA; provided, however, that if any such holder of Company Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, such holder’s or holders’ (as the case may be) shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive from the Surviving Corporation the shares of Commerce Common Stock and cash as provided in Sections 2.2 and 2.4 hereof. The Company shall give Commerce prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Commerce shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Commerce, make any payment with respect to, or settle or offer to settle, any such demands.
     2.7 Shareholder Approval. Company agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law and the Certificate of Incorporation and By-laws of Company and in accordance with Section 5.2 hereof. A shareholders’ meeting of the Company shall be held and Company shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement (as defined in Section 5.1(a) hereof). Company and its Board of Directors shall recommend, subject to the exercise of their fiduciary responsibilities, that the shareholders of the Company approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of Company. Company hereby represents and warrants to Commerce and Sub as follows:
          (a) Organization, Standing and Power. Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Company has one bank subsidiary, Bank South (“Bank”); Bank is a wholly owned Subsidiary of Company and is a bank organized under the laws of the State of Oklahoma. The deposit accounts of Bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Company and each Subsidiary, as defined below, is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect on Company. The Certificate of Incorporation and By-laws of each of Company, and each Subsidiary of Company, copies of which are attached to Schedule 3.1(a), are true, complete and correct. The minute books of Company and its Subsidiaries which have been made available to Commerce contain, in all material respects, a complete (except for certain portions thereof relating to the Merger and the transactions contemplated hereby) and accurate record of all meetings of the respective Boards of Directors (and committees thereof) and shareholders.

     As used in this Agreement,
               (i) the term “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries,
               (ii) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or prospects of such entity and its Subsidiaries taken as a whole,
               (iii) the term “Material Adverse Effect” means, with respect to any entity, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5) (A) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole (but does not include any such effect resulting from or attributable to any action or omission by Company, Commerce, Sub or any Subsidiary of any of them required to be taken under this Agreement or taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby), or (B) on the ability of such entity to perform its obligations under the Transaction Agreements (as defined below) on a timely basis; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded the effect of: (i) general economic, regulatory or political conditions (including the outbreak or continuation of war, armed conflict or other hostilities), (ii) changes in interest rates and foreign currency exchange rates, (iii) circumstances that affect the industries in which the Company operates generally, (iv) changes in law, in GAAP or in any interpretation thereof, (v) the announcement or pendency of the transactions provided for in this Agreement, (vi) the disclosure of the fact that Commerce or Sub is the prospective acquirer of Company or (vii) any expenses incurred in connection with this Agreement or the transactions contemplated hereby.
               (iv) the term “Transaction Agreements” shall mean this Agreement and the Certificate of Merger to be filed pursuant to the KGCC and the OGCA,
               (v) the term “knowledge” or “to the best knowledge of” a party hereto means the actual knowledge of a director or executive officer or senior management of a party after reasonable inquiry under all the circumstances,
               (vi) the term “Affiliate” means, as to any person, a person which controls, is controlled by or is under common control with such person, and

               (vii) the term “person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (b) Capital Structure; Ownership of Company Common Stock.
               (i) The authorized capital stock of Company consists of 100,000 shares of Company Common Stock, par value $1.00 per share, of which as of the date hereof, 72,189 shares of Company Common Stock were outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. As of the Closing Date, all outstanding shares of Company Common Stock will be duly authorized and validly issued and will be fully paid and non-assessable and not subject to preemptive rights. In addition to those shares of Company Common Stock currently outstanding, the Company has issued (i) options to purchase 4,000 shares of Company Common Stock having an exercise price of $108.00 per share and (ii) options to purchase 3,970 shares of Company Common Stock having an exercise price of $155.00 per share (collectively, the “Company Options” ) pursuant to that certain South Tulsa Financial Corporation Stock Option Plan (the “Company Stock Option Plan”) . All shares of the Company Common Stock subject to the Company Options shall, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized and validly issued and will be fully paid, non-assessable and not subject to preemptive rights, and will not be issued in violation of any preemptive rights.
               (ii) The authorized capital stock of Bank consists of 50,000 shares of common stock, $25.00 par value per share, of which 40,000 shares are outstanding (the “Bank Common Stock”). All outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and, except as provided by Section 220 of the Oklahoma Banking Code, non-assessable and not subject to preemptive rights. The Company owns all of the issued and outstanding shares of its Subsidiaries free and clear of all liens, encumbrances, equities or claims.
               (iii) Except for this Agreement, the Company Options and any arrangements or agreements described in Section 3.1(b)(iii) of the disclosure schedule of Company delivered to Commerce and Sub on the date hereof (the “Company Disclosure Schedule”), (A) there are no outstanding options, warrants, calls, rights, commitments or agreements of any character to which Company or any of its Subsidiaries or Affiliates (as defined herein) is a party or by which any of the foregoing are bound obligating Company or any of its Subsidiaries, including Bank, or Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries or Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (B) there are no outstanding contractual obligations of Company or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries and (C) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of Company or any of its Subsidiaries (or any interest therein). Except for voting agreements entered into by certain stockholders of the Company (the “Voting Agreements”) in conjunction with the parties entering into this Agreement and as set forth in Section 3.1(b)(iii) of the

Company Disclosure Schedule, there is no agreement of any kind to which Company or Bank is a party that gives any person any right to participate in the equity, value or income of, or to vote (x) in the election of directors or officers of, or (y) otherwise with respect to the affairs of, Company or any of its Subsidiaries.
               (iv) Neither Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of capital stock of Commerce or Sub, securities of Commerce or Sub convertible into, or exchangeable for, such shares, or options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible), nor is Company or any of such Subsidiaries a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of Commerce or Sub or any such other securities, options, warrants or other rights.
               (v) No shares of Company Common Stock are held directly or indirectly by Company or its Subsidiaries in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee and no shares of Company Common Stock are held by Company or its Subsidiaries in respect of a debt previously contracted.
          (c) Authority; No Violation. Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and, to the extent execution by the Company is required, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by Commerce and Sub) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
               (i) The Company Shareholder Approval is the only vote of any class or series of Company capital stock necessary to approve this Agreement and the consummation of the transactions contemplated hereby. Subject to Section 5.2, the Board of Directors of Company will direct that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a meeting of such shareholders. Subject to Section 5.2, the Board of Directors of Company will recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby and, if and to the extent applicable, will exempt the transaction from any applicable state takeover statutes.
               (ii) Except as set forth in Section 3.1(c)(ii) of the Company Disclosure Schedule, subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement and the other Transaction Agreements by Company do not, and the consummation of the transactions contemplated hereby will not, constitute (x) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries (or any of their respective properties) is subject, except where any such breach, violation or default would not have a Material Adverse Effect (y) a breach or violation of, or a default under, the certificate of incorporation, charter or bylaws of Company or any Subsidiary of Company, or (z) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Company under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Company is a party, or to which any of its respective properties or assets may be bound or affected except where any such breach, violation or default would not have a Material Adverse Effect.
               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by Company of the transactions contemplated hereby or thereby, which, if not made or obtained, would have a Material Adverse Effect on Company or on the ability of Company to perform its obligations hereunder or thereunder on a timely basis, or on Commerce’s or Sub’s ability to own, possess or exercise the rights of an owner with respect to the business and assets of Company and its Subsidiaries, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and approval of same, (B) the filing by Commerce with the Securities and Exchange Commission (the “SEC”) of a Registration Statement (as defined in Section 5.1(a) hereof)) to register the Commerce Common Stock to be issued, (C) such applications, filings, authorizations, orders and approvals as may be required by the FDIC, the Missouri Division of Finance and the Oklahoma State Banking Department, (D) the filing with the Secretary of State of Kansas of the Certificate of Merger and (E) the filing with the Secretary of State of Oklahoma of the Certificate of Merger.
          (d) Financial Statements. Company has previously delivered to Commerce and Sub copies of (a) the consolidated financial statements of Company and its Subsidiaries, as of December 31, 2005, consisting of consolidated balance sheets as of December 31, 2004 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2005, inclusive, in each case accompanied by the report of BKD, LLP independent auditors with respect to Company (the consolidated financial statements of Company and its Subsidiaries referred to in this clause being hereinafter sometimes referred to as the “Company Consolidated Financial Statements”) and (b) the unaudited consolidating financial statements of Company and its Subsidiaries as of September 30, 2006, consisting of an unaudited consolidating balance sheet dated September 30, 2006 and an unaudited consolidating statement of income for the nine-month period ended September 30, 2006 (the unaudited consolidating financial statements of Company and its Subsidiaries referred to in this clause being sometimes hereinafter referred to as the “Company Interim Financial Statements”). Each of the financial statements referred to in this Section 3.1(d) (including the related notes, where applicable) fairly present (subject, in the cases of the Company Interim

Financial Statements, to normal recurring and year-end audit adjustments, none of which are expected to be material in nature or amount and the fact that the Company Interim Financial Statements do not contain footnotes), the results of the consolidated operations and changes in shareholders’ equity and consolidated financial condition of Company and its Subsidiaries as of the dates and for the respective periods therein set forth. Each of such statements (including the related notes, where applicable) has been prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except in each case as indicated in such statements (including the Independent Accountants’ Report in the case of the Company Consolidated Financial Statements) or in the notes thereto; provided, that the Company Interim Financial Statements omit all footnote disclosures required by GAAP. The books and records of Company and its Subsidiaries have been, and are being, maintained where required in material compliance with GAAP and any other applicable legal and accounting requirements and, where such books and records purport to reflect any transactions, the transactions so reflected are actual transactions. Company has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Company as of December 31, 2005, or incurred since December 31, 2005, in the ordinary course of business.
          (e) Company Information Supplied. None of the information supplied or to be supplied by Company for inclusion in the (i) Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder (the “Securities Act”), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement (as defined in Section 5.1(a)) relating to the meeting of the shareholders of Company (the “Company Shareholders’ Meeting”) at which the Company Shareholder Approval will be sought will not, at the date of mailing to shareholders of Company and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Commerce or Sub.
          (f) Compliance with Applicable Laws. Company and its Subsidiaries hold, and at all relevant times have held, all material permits, licenses, variances, exemptions, orders, approvals, franchises and rights of all Governmental Entities necessary for the lawful operation of the businesses of Company and its Subsidiaries (the “Company Permits”). Company and its Subsidiaries are in compliance and have complied with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on Company. The businesses of Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Company. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (“Bank Regulators”), no investigation by any Governmental Entity with respect to

Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, and no proceedings by any Bank Regulator are pending or, to the knowledge of Company, threatened which seek to revoke or materially limit any of the Company Permits. Company and its Subsidiaries do not offer or sell insurance and/or securities products, including but not limited to annuity products, for their own account or the account of others.
          (g) Litigation. Except as set forth in Section 3.1(g) of the Company Disclosure Schedule, there is no suit, action, proceeding, arbitration or investigation (“Litigation”) pending to which Company or any Subsidiary of Company is a party or by which any of such persons or their respective assets may be bound or, to the knowledge of Company, threatened against or affecting Company or any Subsidiary of Company, or challenging the validity or propriety of the transactions contemplated hereby which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Company or on the ability of Company to perform its obligations under this Agreement in a timely manner, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company.
          (h) Taxes. Except as set forth in Section 3.1(h) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and each of its Subsidiaries has timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. The liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) custom duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto, and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as set forth in Section 3.1(h) of the Company Disclosure Schedule, to the knowledge of the Company, but such knowledge qualification shall only apply to (i), (ii) and (iii), below: (i) there are no liens with respect to Taxes (other than current Taxes not yet due and payable) upon any of the assets or properties of Company and its Subsidiaries, (ii) no material issue relating to Taxes of Company and its Subsidiaries has been raised in writing by any taxing authority in any audit or examination which can result in a proposed adjustment or assessment by a governmental authority in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) Company and its Subsidiaries have duly and timely withheld from all payments (including employee salaries, wages and other compensation paid to independent contractors, creditors, stockholders or other third parties) and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the statute of limitations has not expired under all applicable laws and regulations and have complied with the applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar state and local information reporting requirements, (iv) as of the Closing Date, none of Company nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the income taxes, taxable income or taxable losses of any other person, (v) there is no contract or agreement, plan or arrangement by Company or any of its Subsidiaries covering any person that, individually, collectively, or together with this Agreement, could give rise to the payment of any material amount that would not be deductible by Company or any of its Subsidiaries by reason of section 280G of the Code, (vi) neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, (vii) none of Company nor any of its Subsidiaries (A) has been a member of an affiliated group (other than the group to which they are currently members) filing a consolidated federal income tax return or (B) has any liability for the income taxes of any person (other than the members of such current group) under Treasury Regulation section 1.1502-6(a) (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, (viii) neither Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time for assessment in respect of Taxes, (ix) neither Company nor any of its Subsidiaries has entered into any closing or other agreement with any taxing authority which affects any taxable year of Company or its Subsidiaries, (x) neither Company nor any of its Subsidiaries has applied for, been granted , or agreed to any accounting method change since December 31, 2005, and (xi) neither the Company nor any of its Subsidiaries has a consent in effect under Section 341(f) of the Code.
          (i) Certain Agreements. Section 3.1(i) of the Company Disclosure Schedule sets forth a listing of all of the following material contracts and other agreements, oral or written (which are currently in force or which may in the future be operative in any respect) to which Company or any of its Subsidiaries is a party or by or to which Company or any of its Subsidiaries or any of their respective assets or properties are bound or subject: (i) consulting agreements not terminable on six months or less notice involving the payment of more than $25,000 per annum, or union, guild or collective bargaining agreements covering any employees in the United States, (ii) agreements with any officer or other key employee of Company or any of its Subsidiaries (x) providing any term of employment or (y) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated by this Agreement, (iii) any agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) contracts and other agreements for the sale or lease (other than where Company or any of its Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any person (other than to Company or any of its Subsidiaries) of any preferential rights to purchase any assets or properties, (v) contracts and other agreements relating to the acquisition by Company or any of its Subsidiaries of any operating business or entity or any interest therein, (vi) contracts or other agreements under which Company or any of its Subsidiaries agrees to indemnify any party, other than in the ordinary course of business, consistent with past practice, or to share a tax liability of any party, (vii) contracts and other agreements containing covenants restricting Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or requiring Company or any of its Subsidiaries to engage in any line of business, (viii) contracts or other agreements (other than contracts in the ordinary course of their banking business) relating to the borrowing of money by Company or any of its Subsidiaries, or the direct or indirect guaranty by Company or any of its Subsidiaries of any obligation for, or an agreement by Company or any of its Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of Company or any of its Subsidiaries in respect of indebtedness of any other person, (ix) contracts or other agreements the termination of which by the Company or any of its Subsidiaries in advance of its stated termination date imposes a termination fee, penalty or similar payment requirement and the amount thereof; and (x) any other material contract or other agreement whether or not made in the ordinary course of business, but shall not include any contract or agreement made with Bank with respect to ordinary and customary deposit arrangements or loan agreements entered into by the Bank in the ordinary course of its business. There have been delivered or made available to Commerce true and complete copies of all of the contracts and other agreements set forth in Section 3.1(i) of the Company Disclosure Schedule and in any other Section of the Company Disclosure Schedule. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of Company or its Subsidiaries, as the case may be, and to the best knowledge of Company, each other party thereto, enforceable in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither Company nor any Subsidiary of Company has received any written, or, to the knowledge of the Company, any oral, notice of termination or intention to terminate from any other party to such contract or agreement. None of Company or any of its Subsidiaries or, to the best knowledge of Company, any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach or default has had or would have, individually or in the aggregate, a Material Adverse Effect on Company.
          (j) Benefit Plans. Section 3.1(j) of the Company Disclosure Schedule lists all the employee benefit plans (as defined in Sections (3)(3) or 3(37) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, 401(k), deferred compensation, stock compensation, stock purchase, retirement, medical, dental, post-termination benefits (including, but not limited to, medical or dental or life insurance), legal, disability and similar plans or arrangements or practices relating to employees of the Company (“Employees”) or former Employees which Company or its Subsidiaries has established or maintained, or to which Company or its Subsidiaries have contributed or have had any obligation to contribute at any time during the five-year period ending on the date hereof (the “Employee Plans”). Schedule 3.1(j) includes (i) a copy of each written Employee Plan document (and, in the case of any unwritten Employee Plan, a description thereof), (ii) the most recent summary plan description for each Employee Plan if any such description was required, (iii) the most recent Form 5500s (if applicable), (iv) the most recent audited financial reports (if any), (v) any related trust agreements and all amendments thereto, (vi) the most recent Internal Revenue Service determination letter for each Employee Plan intended to be qualified under Section 401(a) of the Code, and (vii) all other required reports and supporting schedules filed with any governmental agency in respect of the Employee Plans for the three most recent years.
          Except as set out in Schedule 3.1(j):
               (i) All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with their terms and all Laws applicable to the Employee Plans, including without limitation, ERISA, and each Employee Plan which is intended to be qualified under Section 401(a) of the Code satisfies the requirements for such qualification.
               (ii) All obligations regarding the Employee Plans have been satisfied and there are no outstanding defaults or violation of any requirement by any party to any Employee Plan and no Taxes, penalties or fees are owing under or with respect to any of the Employee Plans. No taxes, penalties or fees will become due after Closing based solely on facts in existence on or before Closing. Company and its Subsidiaries (each with respect to the Employee Plans), as well as the Employee Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, other than for payment of benefits in the ordinary course.
               (iii) All contributions or premiums required to be made by the Company or its Subsidiaries under the terms of each Employee Plan have been made in a timely fashion in accordance with ERISA and the terms of the Employee Plans.
               (iv) There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither the Company nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.
               (v) No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to an Employee Plan or any trust created thereunder for which an exemption does not exist.
               (vi) To the knowledge of the Company no Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim.
               (vii) All material filings required by ERISA and the Code as to each Employee Plan have been timely filed, and all material notices and disclosures to participants in the Employee Plans required by ERISA or the Code have been timely provided.

               (viii) Neither the Company nor any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code, has ever established, maintained or been obligated to contribute to, or otherwise participated in, any multiemployer plan as defined in Section 3(37)(A) of Title I of ERISA and/or any pension plan as described in Section 3(2) of Title I of ERISA.
               (ix) None of the Employee Plans provides medical or other benefits not determinable in advance to Employees who have terminated employment with the Company or to the beneficiaries or dependents of such Employees, other than benefits required to be furnished under Part 6 of Title I of ERISA and/or Section 4980B of the Code.
               (x) No changes to any Employee Plan have been promised and no amendments or changes to an Employee Plan will be made or promised before the Effective Time, except as otherwise permitted by this Agreement or except to the extent agreed to by Commerce in writing.
               (xi) The Employee Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Employee Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 3.1(j), noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Employee Plans or of Company or its Subsidiaries, either as of the Effective Time or upon discovery of the noncompliance.
               (xii) All assets of any retirement plan may be readily liquidated within five (5) business days without incurring any penalty or cost, other than ordinary sales commission expenses.
               (xiii) There is no impediment to termination of any Employee Plan by action of the Company’s board of directors.
          (k) Subsidiaries. Section 3.1(k) of the Company Disclosure Schedule lists all the Subsidiaries of Company. Except as listed on Section 3.1(k) of the Company Disclosure Schedule, Company owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary. All of the shares of capital stock of each of the Subsidiaries held by Company or by another of its Subsidiaries are fully paid and, except as provided by Section 220 of the Oklahoma Banking Code, nonassessable and are owned by Company or one of its Subsidiaries free and clear of any lien, claim or other encumbrance. Except as set forth in Section 3.1(k) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries owns any shares of capital stock or other equity securities of any person (other than, in the case of Company, the capital stock of its Subsidiaries and, in the case of such Subsidiaries, shares or equity securities acquired in satisfaction of debts previously contracted in good faith in the ordinary course of their banking business).
          (l) Agreements with Bank or Other Regulators. Except as set forth in Section 3.1(l) of the Company Disclosure Schedule, neither Company nor any Subsidiary of

Company is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct by Company or its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies, community reinvestment, loan underwriting or documentation or management, nor has Company or any such Subsidiary been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.
          (m) Absence of Certain Changes or Events. Except as set forth in Section 3.1(m) of the Company Disclosure Schedule, since December 31, 2005 (i) there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations or, to the knowledge of the Company, prospects of Company or any of its Subsidiaries or in the relationship of Company or its Subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships, which has had, or would be reasonably likely to have, a Material Adverse Effect on Company, (ii) Company and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither Company nor any of its Subsidiaries has taken any action or entered into any transaction, and, to the knowledge of Company, no event has occurred, that would have required Commerce or Sub’s consent pursuant to Section 4.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has Company or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing, (iii) there have been no dividends or other distributions declared, set aside or paid in respect of Company Common Stock, nor has any action with respect to Company Common Stock proscribed by Section 4.1 of this Agreement occurred or been taken, and (iv) Company and its Subsidiaries have not entered into any employment contract with any director, officer or salaried employee, paid any or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their officers, employees or directors, increased the rate of compensation, if any, or instituted or made any material increases in any officer’s, employee’s or director’s welfare, retirement or similar plan or arrangement, other than annual and merit increases made in accordance with past practices and procedures.
          (n) Undisclosed Liabilities. Except as set forth in Section 3.1(n) of the Company Disclosure Schedule, and except (i) for those liabilities or obligations that are fully reflected or reserved against in the balance sheet as of December 31, 2005 of Company included in the Company Consolidated Financial Statements or (ii) obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, neither Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due). Except as set forth in Section 3.1(n) of the Company Disclosure Schedule, no agreement pursuant to which any loans or other assets have been or will be sold by Company or any Subsidiary entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Company or its Subsidiaries not relating to the payment or other performance by an obligor of such loan or other asset of its obligations thereunder, to cause Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Company or its Subsidiaries.
          (o) Governmental Reports. Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.1(o) of the Company Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of business of Company and its Subsidiaries, to the knowledge of Company no Governmental Entity has initiated any proceeding or investigation into the business or operations of Company or any of its Subsidiaries. Except as set forth in Section 3.1(o) of the Company Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Company or any of its Subsidiaries.
          (p) Environmental Liability. Except as set forth in Section 3.1(p) of the Company Disclosure Schedule, to the knowledge of Company, there are no pending or threatened claims, actions or proceedings against Company or Bank relating to:
               (A) any asserted liability of Company or any of its Affiliates regarding any Real Property (as defined herein) under any Environmental Law (as defined herein), including without limitation, the terms and conditions of any permit, license, authority, settlement or other obligation arising under any Environmental Law;
               (B) any handling, storage, use or disposal of Hazardous Substances (as defined herein) on, under or within any Real Property or any transportation or removal of Hazardous Substances to or from any Real Property;
               (C) any actual or threatened discharge, release or emission of Hazardous Substances from, on, under or within any Real Property into the air, water, surface water, groundwater, land surface or subsurface strata; or
               (D) any actual or asserted claims for personal injuries, illness or damage to real or personal property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from, on, under, within or into, or transported from or to, any Real Property.
     Except as set forth in Section 3.1(p) of the Company Disclosure Schedule, and except as would have a Material Adverse Effect, to the knowledge of the Company, no Hazardous Substances are present on, under or within any Real Property. Except as set forth in Section 3.1(p) of the Company Disclosure Schedule, to the knowledge of the Company, no storage tanks used to store any Hazardous Substance have ever been present on or under any Real Property.
               (1) To the knowledge of the Company, except as set forth in Section 3.1(p) of the Company Disclosure Schedule and except as would have a Material Adverse Effect, Company and its Affiliates have been and continue to be in compliance, in all material respects, with all Environmental Laws related to the ownership, operation, use and occupation of the Real Property.
               (2) To the knowledge of the Company and except as would have a Material Adverse Effect, except as set forth in Section 3.1(p) of the Company Disclosure Schedule, no part of any Real Property has been or is now listed on CERCLIS or the National Priorities List created pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, as a site containing Hazardous Substances.
               (3) Commerce may obtain at its option and expense on or prior to 60 days following the date hereof an environmental audit (“Environmental Audit”) of all the properties and assets of Company and its Subsidiaries classified as other real estate owned or real property owned or leased by Company or its Subsidiaries (the “Properties”). A copy of any report or audit generated shall be provided to Company at the time such report or audit is received by Commerce. The consultant who will perform the Environmental Audit shall be selected by Commerce and shall be reasonably satisfactory to Company. Commerce may undertake any investigatory activity to insure the Environmental Audit conforms to the standards for Phase I environmental assessments issued by the American Society for Testing and Materials (“ASTM”) or the Standards and Practices for All Appropriate Inquiries published by U.S. EPA at 70 Fed. Reg. 66069. Should an environmental condition be discovered in the Phase I process that Commerce decides, in its discretion, to investigate, then Commerce shall, on or prior to 45 days following completion of the Phase I process, perform, or have performed an ASTM Phase II environmental assessment to determine whether Hazardous Substances exist (i) on or under any of the Properties; (ii) on or under any other property or in any natural resources which originated on, under or from the Properties either prior to or during Company’s or any of its Subsidiaries’ ownership thereof. The Environmental Audit must be performed to the reasonable satisfaction of Commerce. In the event the Environmental Audit discloses the existence of any liability that would have a Material Adverse Effect (“Environmental Liability”) (either absolute or potential) for damages, penalties, fines, charges, interest, judgments, remedial action, public or private, arising directly or indirectly in whole or in part out of (w) noncompliance with any environmental law, that would have a Material Adverse Effect, (x) the presence of Hazardous Substances on, under or from the Properties, or (y) any activity carried on or undertaken on or off the Properties either prior to or after the date hereof whether by Company or its Subsidiaries or any predecessor in title to any of the Properties or any employees, agents, affiliates, contractors or subcontractors of Company, its Subsidiaries or of any such predecessors in title, or any third person in connection with the use, handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance at any time located or present on, under or from the Properties, which liability would have a Material Adverse Effect and which liability exists against Company or any of its Subsidiaries or affects in any way that would have a Material Adverse Effect on the Properties or Company’s or any of its Subsidiaries’ rights or business or the right to carry on or conduct their respective businesses, Commerce shall notify Company of such Environmental Liability. If Company does not choose to remediate the condition leading to such Environmental Liability and to otherwise fully protect Commerce from a Material Adverse Effect of such Environmental Liability on terms and conditions and at a cost acceptable to Commerce within thirty (30) days after receipt by Company of a copy of any report or audit as provided, Commerce shall have the right to terminate this Agreement under Article

VII hereof, thereby relieving Company, Commerce and Sub of all their obligations hereunder, including the obligation to cause or engage in the Merger.
               (4) For purposes of this Section 3.1(p) only, the following terms shall have the indicated meaning:
     “Environmental Law” means any and all applicable federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any governmental authority relating to the environment, or to any Hazardous Substances.
     “Hazardous Substances” means any chemical, compound, material, mixture, living organism or substance that is now defined or listed in, or otherwise classified or regulated in any way pursuant to, any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “infectious waste,” “toxic substance,” or “toxic pollutants,” including without limitation, oil, waste oil, any petroleum product, waste petroleum products, polychlorinated biphenyls (“PCBs”), asbestos, radon, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).
     “Real Property” means all interests in real property of Company or its Subsidiaries, including without limitation, interests in fee, leasehold, interest as mortgagee or secured party, or option or contract to purchase or acquire.
          (q) Properties. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, Company or its Subsidiaries (i) has good and marketable title to all Real Property owned in fee, and good title to all other properties and assets reflected in the Company Consolidated Financial Statements as being owned by Company or its Subsidiaries or acquired after the date thereof which are material to the business of Company on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet delinquent, (B) liens on assets of Bank securing deposits incurred in the ordinary course of its banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the Company Consolidated Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Company, the lessor. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, all Real Properties owned by Company or its Subsidiaries are owned in accordance in all material respects with all requirements of applicable rules, regulations and policies of the Bank Regulators.
          (r) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by the Agreement, except for a fee to be paid to Hovde Financial.
          (s) Intellectual Property. Except as set forth in Section 3.1(s) of the Company Disclosure Schedule, Company and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, except for such Company Intellectual Property the failure of which to own or validly license, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any such Subsidiary has received any written, or to the knowledge of the Company, oral, notice of infringement of or conflict with, and, to the best knowledge of Company, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property that, individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect on Company.
          (t) Insurance. Company has previously delivered to Commerce a list identifying all insurance policies maintained on behalf of Company and its Subsidiaries (other than mortgage, title and other similar policies for the benefit of Company or its Subsidiaries as mortgagees under residential mortgage loans). All of the material insurance policies and bonds maintained by or for the benefit of Company and its Subsidiaries are in full force and effect, and Company and its Subsidiaries are not in default thereunder, and all material claims thereunder have been filed in due and timely fashion, and neither Company nor any of its Subsidiaries has received written notice, or, to the Company’s knowledge, oral notice that any of such material claims have been or will be denied. The insurance policies and bonds maintained by Company and its Subsidiaries are written by reputable insurers and are in such amounts, cover such risks and have such other terms as is customary for banks and bank holding companies comparable in size and operations to Company and its Subsidiaries. Since December 31, 2005, there has not been any damage to, destruction of, or loss of any assets of Company and its Subsidiaries (whether or not covered by insurance) that could have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from an extraordinary loss experience of Company or any Company Subsidiary.
          (u) Loans and Other Assets.
               (i) Company has disclosed on Schedule 3.1(u) to Commerce the amounts of all loans, leases, other extensions of credit, commitments or other interest-bearing assets presently owned by Company or any of its Subsidiaries that have been classified by any Bank Regulator, Company’s independent auditors, or the management of Company or any Subsidiary of Company as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss”, or classified using categories with similar import, and will have disclosed promptly to

Commerce and Sub prior to the Closing Date all such items which will be so classified hereafter and prior to the Closing Date. All such assets or portions thereof classified “Loss”, or which are subsequently so classified, have been (or will be) charged off on a timely basis in full, collected or otherwise placed in a bankable condition. Company regularly reviews and appropriately classifies its and its Subsidiaries’ loans and other assets in accordance in all material respects with all applicable legal and regulatory requirements and GAAP. Company has disclosed to Commerce and Sub the amounts and identities of all other real estate owned (“OREO”) that has been classified as such as of the date hereof by Company’s independent auditors, management of Company or any Bank Regulator and will have promptly disclosed to Commerce and Sub prior to the Closing Date all such assets which will be so classified hereafter and prior to the Closing Date. As of the date hereof and the Closing Date, the recorded values of all OREO on the books of Company and its Subsidiaries accurately reflect and will reflect the net realizable values of each OREO parcel thereof in compliance with GAAP. Company and its Subsidiaries have recorded on a timely basis all expenses associated with or incidental to its OREO, including but not limited to taxes, maintenance and repairs as required by GAAP.
               (ii) All loans, leases, other extensions of credit, commitments or other interest-bearing assets and investments of Company and its Subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes known to Company (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), except as reserved for in the consolidated statement of financial condition of Company as of December 31, 2005 referred to in Section 3.1(d) in accordance with GAAP, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Company and its Subsidiaries do not have any extensions or letters of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Company and its Subsidiaries.
          (v) Labor Matters. Neither Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
          (w) Internal Controls and Records. Company and its Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management’s general or specific authorization, and (b) recorded in conformity with GAAP. Company has made available to Commerce all of Company’s and each of its Subsidiaries’

written internal policies and procedures which are identified on Section 3.1(w) of the Company Disclosure Schedule.
          (x) Fees from Employee Plans. Neither Company or any Subsidiary has received any amounts that are directly or indirectly related to any Employee Benefit Plan, including, but not limited to 12(b)(1)fees, commissions or servicing fees.
     3.2 Representations and Warranties of Commerce. Commerce and Sub, jointly and severally, represent and warrant to Company as follows:
          (a) Organization and Authority.
               (i) Commerce is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect on Commerce. Commerce has the requisite corporate power and authority to enter into and perform this Agreement and the Transactions Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement by Commerce and the consummation by Commerce of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Commerce with no approval thereof by the shareholders of Commerce being required to approve this Agreement.
               (ii) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Sub has the corporate power to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly authorized by its Board of Directors and by Commerce as the sole shareholder of Sub.
          (b) Valid and Binding Agreement; No Violation.
               (i) This Agreement constitutes a valid and binding agreement of Commerce and Sub enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by Commerce or Sub of the transactions contemplated hereby violates or conflicts with the Articles of Incorporation or By-Laws of Commerce or Sub or any agreement, law, regulation, order, judgment or other restriction of any kind to which Commerce or Sub is a party or by which either of them is bound.
               (ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Commerce or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by Commerce of the transactions contemplated hereby or thereby, which, if not made or obtained, would have a Material Adverse

Effect on Commerce or on the ability of Commerce to perform its obligations hereunder or thereunder on a timely basis, or on Commerce’s or Sub’s ability to own, possess or exercise the rights of an owner with respect to the business and assets of Commerce and its Sub, except for (A) the filing of applications and notices with the Board of the Federal Reserve under the BHC Act and approval of same, (B) the filing by Commerce with the SEC of a Registration Statement (as defined in Section 5.1(a) hereof)) to register the Commerce Common Stock to be issued, (C) such applications, filings, authorizations, orders and approvals as may be required by the FDIC, the Missouri Division of Finance and the Oklahoma State Banking Department, and the Office of the Comptroller of the Currency (D) the filing with the Secretary of State of Kansas of the Certificate of Merger and (E) the filing with the Secretary of State of Oklahoma of the Certificate of Merger.
          (c) Capital Stock of Commerce. As of December 31, 2005, the authorized capital stock of Commerce consisted of (a) 100,000,000 shares of common stock, $5.00 par value, of which 67,693,469 shares were issued and outstanding, and (b) 2,000,000 shares of preferred stock, $1.00 par value (“Preferred Stock”), of which no shares were issued and outstanding. Holders of Commerce Common Stock do not have any preemptive rights with respect to the issuance of additional authorized shares of Commerce Common Stock.
          (d) Financial Statements. The consolidated balance sheets of Commerce as of December 31, 2005 and December 31, 2004, the consolidated statements of earnings for the years ended December 31, 2005 and December 31, 2004, and all related schedules and notes to the foregoing, all of which have been delivered to Company, have been audited by KPMG LLP, independent certified public accountants. All of the foregoing financial statements have been prepared in accordance with GAAP are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Commerce as of their respective dates and for the periods indicated. Commerce has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Commerce as of December 31, 2005, or incurred since December 31, 2005, in the ordinary course of business. From December 31, 2005 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Commerce, or in the relationship of Commerce with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.
          (e) SEC Reports. Commerce’s Report on Form 10-K for year ended December 31, 2005, filed with the SEC and all subsequent reports and proxy statements filed by Commerce thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 do not and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Commerce pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed with the SEC and delivered to Company. Commerce has delivered to Company the following documents: Form 10-K for Fiscal Year Ended December 31, 2005; the Annual Report to Shareholders for such year; and a copy of the Proxy Statement for the 2005 Annual Meeting of Shareholders of

Commerce. Commerce is in compliance in all material respects, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.
          (f) Status of Commerce Common Stock to be Issued. The shares of Commerce Common Stock into which the Company Common Stock is to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and non-assessable, and registered pursuant to an effective registration statement under the Securities Act.
          (g) Governmental Regulation. Commerce and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Commerce and its subsidiaries have complied in all material respects with all federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or for the conduct of their respective businesses.
          (h) Litigation. There are no actions, suits, claims, demands or other proceedings or investigations (either judicial or administrative) pending or, to the knowledge of Commerce, threatened against or affecting the properties, assets, rights or business of Commerce or its subsidiaries or the right to carry on or conduct their respective businesses, nor are there any grounds therefor, which would in the aggregate materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries or which will or could prevent or materially impair the transactions contemplated by this Agreement.
          (i) Taxes. Commerce and its subsidiaries have filed with the appropriate governmental agencies all federal, state and local Tax and information returns and Tax Returns due in respect of any of their business or properties in a timely fashion and have paid all amounts due shown on such returns, except where the failure to make such filing or make such payment, individually or in the aggregate, would not materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries.
          (j) Defaults. Neither Commerce nor any of its subsidiaries is in material breach or material default under any agreement or commitment to which Commerce or any of its subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Commerce’s or any of its subsidiaries’ extension of credit; and there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.
          (k) Information Supplied. None of the information supplied or to be supplied by Commerce and Sub for inclusion or incorporation by reference in (a) the Registration Statement (as defined in Section 5.1(a)) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement (as defined in Section 5.1(a) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Company.
          (l) Welfare Benefit Plans. No group health or dental plan maintained by Commerce contains a pre-existing condition exclusion.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Commerce or Sub shall otherwise consent in writing, which consent shall not be unreasonably withheld) Company agrees that it will and will cause each of its Subsidiaries to carry on the business of Company and each of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact the present business organizations of Company and each of its Subsidiaries, maintain the rights and franchises of, and preserve the relationships with customers, suppliers and others having business dealings with, Company and each of its Subsidiaries to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, except as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Commerce and Sub in writing:
          (a) (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for cash dividends in an amount per share not greater than, and consistent with the manner and frequency of, dividends paid by the Company consistent with any dividends paid in 2004 and 2005 and any dividends by a wholly-owned Subsidiary of the Company to Company, (ii) set any record or payment dates for the payment of any dividends or distribution on its capital stock except in the ordinary course of business consistent with past practice, (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or the capital stock of any other Subsidiary of Company or any securities convertible into or exercisable for any shares of such capital stock;
          (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock, including a cashless exercise, pursuant to the exercise of Company Options.

          (c) except as required to perform its obligations under this Agreement, amend or propose to amend its Certificate of Incorporation or its By-laws or other organizational documents or that of any Subsidiary;
          (d) (i) enter into any new material line of business, (ii) change its lending, investment, liability management and other material banking policies in any respect which is material to Company, except as required by law or by policies imposed by a Bank Regulator, or (iii) except as set forth in Section 4.1(d) of the Company Disclosure Schedule, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice but in no event for more than $25,000 as to any one such item or $50,000 as to all such items in the aggregate;
          (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit foreclosures and other debt- previously-contracted acquisitions in the ordinary course of business consistent with past practice;
          (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Company), which are material, individually or in the aggregate, to Company, other than in the ordinary course of business consistent with past practice;
          (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Company or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of Company to Company or to another Subsidiary of Company, (ii) deposits taken in the ordinary course of business consistent with past practice, or (iii) renewals or extensions of existing long-term indebtedness without any change in the material terms thereof;
          (h) intentionally take or fail to take any action that would, or reasonably might be expected to, result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Closing set forth in ARTICLE VI (including without limitation the conditions set forth in Section 6.3(d)) not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of Commerce, Sub or Company to obtain any of the Requisite Regulatory Approvals;
          (i) change the methods of accounting of Company or any of its Subsidiaries, except as required by changes in GAAP as concurred in by such party’s independent auditors;
          (j) (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any Employee Plan or any agreement, arrangement, plan or policy between Company or any of its Subsidiaries and one or more of its directors or officers, increase in any manner the compensation or fringe benefits of any director, officer or employee of Company or any of its Subsidiaries (other than customary annual merit raises for officers and employees consistent with past practice and amounts and annual bonuses consistent with past practice and amounts, which will be paid on or about December 31, 2006) without obtaining the prior written consent of Commerce and Sub (which consent shall not be unreasonably withheld) or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares or any similar awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (ii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Company or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iii) with respect to any Employee Plan which is a defined benefit or defined contribution pension plan, permit or cause (A) a consolidation or merger of any such Employee Plan, (B) a spin-off involving any such Employee Plan, (C) a transfer of assets and/or liabilities from or to any such Employee Plan, or (D) any similar transaction involving any such Employee Plan;
          (k) enter into any contract that would be required to be disclosed on Section 3.1(i) of the Company Disclosure Schedule or renew or terminate any contract listed in Section 3.1(i) of the Company Disclosure Schedule through any volitional conduct, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;
          (l) issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;
          (m) engage or participate in any material transaction or incur or sustain any material obligation in excess of $10,000 individually or $50,000 in the aggregate, not in the ordinary course of business consistent with past practice;
          (n) settle any claim, action or proceeding involving money damages involving a payment by Company or Bank (other than claims paid by an insurance company) in excess of $100,000 as to any such matter, or settle any other matter not involving money damages which is material to Company;
          (o) except as required by GAAP or applicable law or regulation, change or make any tax elections, change any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any federal, state, local or foreign material tax liability;
          (p) relocate or close any branch or loan production office;
          (q) enter into any securitization or similar transactions with respect to any loans, leases or other assets of Company or any of its Subsidiaries;

          (r) take any action which would materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;
          (s) make any single loan (or series of loans to the same or related entities or persons) or any commitment to loan (or series of commitments to the same or related entities or persons) which would be graded “OAEM” under Bank’s rating system or in an amount greater than $400,000 (“New Credit”) other than renewals of existing loans or commitments to loan provided that any New Credit shall be made in the ordinary course of business and consistent with Bank’s loan committee procedures existing on the date hereof and provided further that in addition any New Credit between $150,000 and $400,000 shall be approved by Bank’s chief executive officer.
          (t) purchase or invest in any securities other than U.S. government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than three (3) years from the date of purchase;
          (u) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business,
          (v) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;
          (w) make any loan or other extension of credit, or commit to make any such loan or extension of credit, to any director or officer of Company or its Subsidiaries, other than renewals of existing loans or commitments to loan, without giving Commerce five days’ notice in advance of Company’s or its Subsidiary’s approval of such loan or extension of credit or commitment relating thereto;
          (x) make any adjustments to Bank’s loan loss reserve account except for increases to such account and appropriate charge-offs and recoveries following its normal historical practices;
          (y) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.1; or
          (z) take or cause to be taken any action which would disqualify the Merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.
     4.2 Cooperation With Commerce.
          (a) Between the date hereof and the Closing Date and upon reasonable notice, Commerce and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of Company and its Subsidiaries, reasonably requested by Commerce. Company shall furnish to Commerce and its authorized representatives all information with respect to the affairs of Company and its Subsidiaries as Commerce may reasonably request. During such period, Company shall (and shall cause each of its Subsidiaries to) make available to Commerce and Sub and their representatives and advisors, as reasonably requested, a copy of each report, schedule, registration statement and other document filed or received by Company during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law or reports or documents which are subject to an attorney-client privilege or which constitute attorney work product). Commerce and Sub will hold any such information with respect to Company and its Subsidiaries which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated August 7, 2006 between Company and Commerce (the “Confidentiality Agreement”). No investigation by Commerce or Sub shall affect the representations and warranties of Company.
          (b) Company and its Subsidiaries shall, unless the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company’s shareholders under applicable law, as advised by outside counsel, prohibits the taking of such action (i) allow a representative of Commerce to attend as an observer all meetings of the Boards of Directors of Company and Subsidiaries and all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof and any other meeting of Company and its Subsidiaries officials at which policy is being made; provided, that representatives of Commerce shall not be permitted to attend any portion of any meeting at which officers or directors of the Company or any Subsidiary discuss this Agreement and the transactions contemplated hereby; (ii) Company and its Subsidiaries shall give reasonable notice to Commerce of any such meeting and, if known, the agenda for business to be discussed at such meeting; and (iii) Company and its Subsidiaries shall provide to Commerce all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of the Company or its Subsidiaries. All such information provided to Commerce or discussed at any of the meetings described herein at which a Commerce observer is present shall be maintained as confidential information in accordance with the Confidentiality Agreement.
          (c) Company shall cooperate with Commerce in taking those planning actions necessary to be in a position to convert its data processing procedures and formats to procedures and formats used by Commerce as of the Effective Time. Commerce shall provide such assistance and consultation as Company may reasonably require in such planning process.
     4.3 Covenants of Commerce and Sub.
          (a) Regulatory Approvals. Subject to the terms and conditions of this Agreement, Commerce and Sub agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein. Commerce and Sub shall provide to Company’s counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

          (b) Information. Commerce and Sub shall provide such information and answer such inquiries as Company may reasonably request or make concerning the subject matter of the representations and warranties of Commerce and Sub herein.
          (c) Tax-Free Reorganization Treatment. Neither Commerce nor Sub shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.
          (d) Employee Benefits. Employees of Company and its Subsidiaries shall be eligible to participate in all “Commerce employee welfare or pension benefit plans” (as defined in ERISA) in accordance with their terms which will provide for immediate entry (and therefore no waiting period) at the Effective Time. For purposes of Commerce’s Participating Investment Plan Company employees who become employed by Commerce shall be 100% vested.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Regulatory Matters.
          (a) Registration Statement and Proxy Statement. Commerce shall as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Commerce Common Stock to be issued in the Merger (the “Registration Statement”). Company, Commerce and Sub shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement for the special stockholders’ meeting of Company to be called for the purpose of considering and voting on the Merger (the “Proxy Statement”). Company, Commerce and Sub shall each cause their counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Registration Statement and the Proxy Statement. Commerce shall not include in the Registration Statement any information concerning Company to which Company shall reasonably and timely object in writing. Commerce, Sub and Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Company shall distribute the Proxy Statement to its stockholders in accordance with applicable laws not fewer than 20 business days prior to the date on which this Agreement is to be submitted to its stockholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement to Company or stockholders, Company shall mail or otherwise furnish to its shareholders such amendments or supplements to the Proxy Statement materials as may, in the reasonable opinion of Commerce, Sub, or Company, be necessary so that the Proxy Statement materials, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Commerce and Sub shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Commerce Common Stock issued pursuant hereto for the purpose of resale of Commerce Common Stock by any person. For a period of at least two years from the date of the conversion of shares described in Section 2.2 hereof, Commerce shall make available “adequate current public information” within the meaning of and as required by paragraph (c) of Rule 144 adopted pursuant to the Securities Act.
          (b) State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order either to qualify or register the Commerce Common Stock so it may be offered and sold lawfully in such state in connection with the Merger or to obtain an exemption from such qualification or registration.
          (c) Affiliates. Certificates representing shares of Commerce Common Stock issued to “affiliates” (as defined in Rules 145 and 405 adopted under the Securities Act) of Company pursuant to this Agreement will be subject to stop transfer orders (as reasonably required in connection with Rule 145) and will bear a restrictive legend set out in Exhibit 5.1(c); provided, however, that following receipt of an opinion of counsel reasonably satisfactory to Commerce that a proposed sale, pledge, transfer or other disposition of a specified number of shares of Commerce Common Stock by an affiliate will comply with or will be exempt from the Securities Act, Commerce shall, as promptly as practicable after receipt of the stock certificates representing such affiliate’s Commerce Common Stock (and in any event within seven (7) business days after such receipt), direct the Transfer Agent for the Commerce Common Stock to remove the stop transfer order related thereto and reissue a stock certificate evidencing such shares to the affiliate without such restrictive legend.
          (d) Indemnification. Commerce agrees to indemnify and hold harmless Company and its directors, officers, employees, representatives and agents from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys’ fees), whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Commerce done or made in connection with the Merger, Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock.
          (e) Governmental Entity Communications. Commerce, Sub and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 6.1(b)) will not be obtained or that the receipt of any such approval will be materially delayed.
     5.2 Shareholders’ Meetings.
          (a) Company shall call a meeting of its shareholders for the purpose of voting upon the adoption of this Agreement. Company will, through its Board of Directors, recommend to its shareholders adoption of this Agreement unless the Board of Directors of Company determines in good faith, based upon the written advice of outside counsel, that making such recommendation, or failing to withdraw, modify or amend any previously made recommendation, would constitute a breach of fiduciary duty by Company’s Board of Directors under applicable law. In addition, nothing in this Section 5.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Company of information that is required to be disclosed in the Proxy Statement, or otherwise required to be disclosed by applicable law or regulation or the rules of any securities exchange or automated quotation system on which the securities of Company may then be traded.
          (b) Company shall use all commercially reasonable efforts to cause such meeting of its shareholders to take place as soon as is reasonably practicable after the Registration Statement is declared effective by the SEC.
          (c) Except as set forth herein, neither the Board of Directors of Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Commerce or Sub, the approval or recommendation by the Board of Directors of Company or any such committee of this Agreement or the Merger. Notwithstanding the foregoing, the Board of Directors of Company, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors of Company based on advice of independent counsel, may (subject to the following sentences), withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any Superior Proposal (as defined herein), enter into an agreement with respect to such Superior Proposal or terminate this Agreement, in each case at any time after the receipt by Commerce or Sub of a written notice advising Commerce or Sub that the Board of Directors of Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal.
     5.3 Acquisition Proposals. Company and each Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to directly or indirectly, solicit or initiate any proposals or offers relating to any Acquisition Proposal (as defined below). Company shall, unless the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company shareholders under applicable law, as advised by outside counsel, prohibits the taking of such action, promptly advise Commerce orally and in writing of any request for information relating to, or of any, Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making any such request, Acquisition Proposal or inquiry. Company shall, unless the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company shareholders under applicable law, as advised by outside counsel, prohibits the taking of such action, keep Commerce fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. For purposes hereof, “Superior Proposal” shall mean any bona fide written Acquisition Proposal by a third party on terms determined in good faith by the Board of Directors of Company to be reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and, if consummated to be more favorable to the shareholders of Company from a financial point of view than the Merger. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer to acquire in any manner 15% or more of any class of equity securities of, or a merger, consolidation, business combination, sale, recapitalization, liquidation, dissolution or other disposition or similar transaction involving 15% or more of the assets of, Company or any Significant

Subsidiary of Company, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Company or any Significant Subsidiary of Company (other than pursuant to the transactions contemplated by this Agreement). A “Significant Subsidiary” means any Subsidiary of a person that would constitute a Significant Subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.
     5.4 Legal Conditions. Each of Company, Commerce and Sub shall, and shall cause its respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Each of Company, Commerce and Sub will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.
          (a) Each of Company, Commerce and Sub agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable best efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (ii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, (iii) provide to counsel to the other party hereto representations and certifications as to such matters as such counsel may reasonably request in order to render the opinion referred to in Section 6.2(j).
     5.5 Plan Termination. Company’s 401(k) Plan shall be terminated by Company pursuant to the appropriate corporate action undertaken prior to the Effective Date, which termination shall be contingent upon receipt of a determination from the Internal Revenue Service that such termination does not adversely affect the qualified status of the Plan. If a favorable Internal Revenue Service determination letter is received, then the 401(k) Plan accounts shall be distributed pursuant to the Plan.
     5.6 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.
     5.7 Fees and Expenses. Unless otherwise agreed by the parties in writing or as otherwise provided herein, each party hereto shall bear and pay all costs and expenses incurred by it incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, including fees and expenses of its own financial advisors, accountants and counsel, all printing, filing, mailing and other incidental fees. Commerce will bear and pay all costs and expenses related thereto associated with the Registration Statement and the Proxy Statement.

     5.8 Cooperation. During the period from the date of this Agreement to the Effective Time, each of Company, Commerce and Sub shall, (i) confer on a regular and frequent basis with the other, report on operational matters, policies and banking practices and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on Company or Commerce or Sub, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein, (ii) cause each Subsidiary of Company and Commerce and Sub that is a bank to file all call reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and (iii) coordinate with the other the declaration of any dividends in respect of Commerce Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Commerce Common Stock or Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Commerce Common Stock and/or Company Common Stock and any shares of Commerce Common Stock any such holder receives in exchange therefor in the Merger.
     5.9 Advice of Changes. Commerce, Sub and Company shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.
     5.10 Dissenters’ Rights. Company shall include in the notice of shareholder’s meeting required by Section 5.2 hereof a description of appraisal rights as contained in Section 1091 of the OGCA.
     5.11 Indemnification; Directors’ and Officers’ Insurance.
          (a) Commerce shall indemnify, defend, and hold harmless the present directors, officers, employees, and agents of Company and its Subsidiaries (each, an “Indemnified Party”) after the Effective Time against all damages in connection with any action arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Missouri Law.
          (b) With respect to all persons who are currently covered by Company’s directors’ and officers’ liability insurance, or will become covered by such insurance prior to the Effective Time, the Surviving Corporation shall maintain in effect for a period of not less than three years following the Effective Time directors’ and officers’ liability insurance in an amount not less than the current coverage with respect to matters occurring prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend under this Section 5.11(b) more than an aggregate of 150% of the current annual premium expended by Company to provide such coverage (the “Maximum Premium Amount”). In the event the Surviving Corporation would be required to expend more than the Maximum Premium Amount to provide such coverage, it shall maintain under this Section 5.11(b) the greatest amount of such insurance which it can obtain for the Maximum Premium Amount.

     5.12 Certain Financial Statement Adjustments. The Company agrees to make such pre-closing adjustments to its stub financial statements as shall be reasonably requested by Commerce (the “Requested Adjustments”); provided that such Requested Adjustments shall not be required to be made more than three (3) Business Days prior to the Closing, the Company shall not be required to make any Requested Adjustments which are not consistent with GAAP and such Requested Adjustments shall not be taken into account in the calculation of the Company’s stockholders’ equity or in the calculation of the Company’s loan loss reserve referenced in Section 6.2(f). In the event that this Agreement is terminated pursuant to Section 7.1 and Company is not able to reverse such Requested Adjustments, Commerce agrees to reimburse Company for any loss or expense incurred as a result of such Requested Adjustments. No action taken by the Company pursuant to the provisions of this Section 5.12 shall constitute an acknowledgment by the Company or create any implication, for any purpose, that such action was necessary for any purpose other than to comply with the provisions of this Section 5.12.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1 Conditions to Each Party’s Obligation. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.
          (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, “Consents”) which are necessary pursuant to the Merger, other than immaterial Consents which, if not obtained, would have no Material Adverse Effect on the consummation of the transactions contemplated by this Agreement or on either Commerce, Sub or the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.
          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the Transaction Agreements shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the Transaction Agreements, by any Federal, state or foreign Governmental Entity of competent jurisdiction which makes the consummation of the transactions contemplated by this Agreement or the Transaction Agreements illegal.

          (d) Registration Statement. The Registration Statement shall become effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     6.2 Conditions to Obligations of Commerce and Sub. The obligation of Commerce and Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Commerce and Sub:
          (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Commerce and Sub shall have received a certificate signed on behalf of Company by its Chief Executive Officer to such effect.
          (b) Performance of Obligations. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Commerce and Sub shall have received a certificate signed on behalf of Company by its any executive officer to such effect.
          (c) Corporate Action. Commerce and Sub shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of Company and of the holders of the Company Common Stock authorizing the execution, delivery and performance by Company of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of Company.
          (d) Material Adverse Effect. Except as disclosed to Commerce and Sub in writing prior to the date hereof, no Material Adverse Effect upon Company shall have occurred since the date of this Agreement and Company shall not be a party to or, to the Company’s knowledge, threatened with, and to Company’s knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which in the reasonable judgment of Commerce and Sub, could have a Material Adverse Effect upon Company, and Commerce and Sub shall have received a certificate signed on behalf of Company by its Chief Executive Officer to such effect.
          (e) Closing Documents. Commerce and Sub shall have received from Company such certificates and other closing documents as counsel for Commerce shall reasonably request.
          (f) Financial Measures. On the Closing Date, Company’s stockholders’ equity shall not be less than $11,953,000 (excluding adjustments for (i) the effect of FASB 115, relating to fluctuations in the value of the Bank’s securities portfolio, (ii) the effect of FASB 123R, relating to the effects of expensing stock options, (iii) in the event the Company causes the Bank to sell or discount any loan carried on the books of the Bank as of the date hereof pursuant to the written request of Commerce, the effect of such sale or discount, (iv) the effect of any adjustments made in accordance with Section 5.12 of this Agreement, and (v) the effect of any transaction related charges, including but not limited to fees of the Company’s legal and financial advisor. The Bank’s loan loss reserve shall not be less than $824,000, all as determined on the basis of the financial statements of Company as prepared in accordance with GAAP consistently applied and applicable bank regulatory instructions.
          (g) Sales of Shares. Each person who is an “affiliate” (as defined in Rules 145 and 405 adopted under the Securities Act) of the Company at the time this Agreement is submitted to approval of the stockholders of the company shall deliver to Commerce a letter in the form of Exhibit 5.1(c).
          (h) Tax Representations. The Chief Executive Officer and Chief Financial Officer of the Company and each shareholder of Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by counsel and necessary to enable them to render the opinion described in paragraph (j) below.
          (i) Dissenting Shareholders. Company Dissenting Shares shall not constitute more than 10% of the outstanding shares of Company Common Stock on the Closing Date. Notwithstanding anything in this Agreement to the contrary, Commerce shall not be entitled to waive the condition contained in this subsection unless it commits to provide the Surviving Corporation with funds necessary to pay the aggregate appraisal amount for such Company Dissenting Shares.
          (j) Tax Opinion. Commerce shall have received the opinion of Blackwell Sanders Peper Martin LLP, counsel to Commerce, dated the Closing Date, in form and substance reasonably satisfactory to Commerce, to the effect that the Merger should be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.
          (k) Cancellation of Unexercised Options. Company will have taken all necessary corporate action to cause the cancellation, effective as of the Closing Date, of all outstanding options under the Company’s stock option plans which remain unexercised at the Closing Date.
          (l) Opinion of Counsel. Commerce shall have received an opinion of McAfee & Taft dated the Closing Date in form and substance reasonably satisfactory to Commerce covering the matters set out in Exhibit 6.2(l) hereto.
          (m) Non-Competition Agreements. Commerce shall have entered into non-competition agreements with each of Carl Hudgins, Steve Austin, and Bruce Humphrey and the members of the Company’s board of directors.
          (n) Termination of Fiserv Contract. Bank shall have provided notice of termination of its contract with Fiserv no later than November 1, 2006 and such contract shall terminate in May, 2007.
          (o) Loan Portfolio. The loans listed on Schedule 6.2(o) shall have been removed from the Bank’s loan portfolio in accordance with the guidelines specified in Schedule 6.2(o).

     6.3 Conditions to Obligations of Company. The obligation of Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Company:
          (a) Representations and Warranties. The representations and warranties of Commerce and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.
          (b) Performance of Obligations. Commerce and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.
          (c) Corporate Action. Company shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of Commerce and Sub authorizing the execution, delivery and performance by Commerce and Sub of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of Commerce and Sub.
          (d) Tax Opinion. Company shall have received, at Commerce’s expense, an opinion of Blackwell Sanders Peper Martin LLP, addressed to Company and its shareholders and in form and substance reasonably satisfactory to Company and Company counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a) of the Code and no gain or loss will be recognized by the shareholders of Company to the extent they receive Commerce Common Stock solely in exchange for shares of Company Common Stock.
          (e) Material Adverse Effect. Except as disclosed to Company in writing prior to the date hereof, no Material Adverse Effect upon Commerce or Sub shall have occurred since June 30, 2006 and Commerce or Sub shall not be a party to or so far as Commerce’s and Sub’s knowledge, threatened with, and to Commerce’s and Sub’s knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any governmental agency, which in the reasonable judgment of Company, could have a Material Adverse Effect upon Commerce or Sub, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.
          (f) Closing Documents. Company shall have received from Commerce and Sub such certificates and other closing documents as counsel for Company shall reasonably request.
          (g) Opinion of Counsel. Company shall have received an opinion of Blackwell Sanders Peper Martin LLP, counsel to Commerce, dated the Closing Date, in form and substance reasonably satisfactory to Company covering the matters set forth in Exhibit 6.3(g) hereto.

ARTICLE VII
TERMINATION AND AMENDMENT
     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of the Agreement by the shareholders of Company:
          (a) by mutual consent of Commerce, Sub and Company in a written instrument;
          (b) by either Commerce, Sub or Company (i) upon written notice to the other party if any Bank Regulator shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by this Agreement or if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) if any Governmental Entity shall have taken any action, or enacted, entered, enforced or deemed applicable to the transaction contemplated by this Agreement, any rule, regulation or order in connection with the grant of Requisite Regulatory Approvals or otherwise which imposes any noncustomary restriction or condition that would, in the reasonable judgment of Commerce, materially and adversely affect the operations of Bank’s business subsequent to the Merger, and in any such case the time for appeal or petition for reconsideration of any such order referred to in clauses (i) or (ii) shall have expired without such appeal or petition being granted;
          (c) by either Commerce, Sub or Company if the Merger shall not have been consummated on or before June 30, 2007; provided that if the Merger shall not have been consummated on or before such date, such termination date may be extended by up to 60 days thereafter (i) at the election of the non-breaching party, if the Merger shall not have been consummated due to the volitional breach of any material representation, warranty or covenant in this Agreement by Commerce, Sub or Company, or (ii) at the election of the party who has requested any Requisite Regulatory Approval, in the event that the Merger shall not have been consummated due to the fact that any such Requisite Regulatory Approvals shall not yet have been received;
          (d) by Commerce or Sub in the event of a breach by Company of any representation, warranty or covenant contained in this Agreement, which breach (i) either is not cured within 45 days after the giving of written notice to Company, or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to ARTICLE VI;
          (e) by Company in the event of a breach by Commerce or Sub of any representation, warranty or covenant contained in this Agreement, which breach (1) either is not cured within 45 days after the giving of written notice to Commerce and Sub or is of a nature which cannot be cured prior to the Closing and (2) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to ARTICLE VI;

          (f) by Commerce or Sub if the Board of Directors of Company fails to recommend adoption of this Agreement by the shareholders of Company, or amends or modifies such recommendation in a manner materially adverse to Commerce or Sub or withdraws such recommendation to the shareholders of Company;
          (g) by the Company prior to the vote of the stockholders, without further action, if the Company desires to enter into a definitive agreement with respect to a Superior Proposal pursuant to and in accordance with Section 5.2(c), above; provided, however, that such determination and the right to terminate under this Section 7.1(g) shall not be effective until the Company has made payment to Commerce of the amounts required to be paid pursuant to Section 7.5, below;
          (h) by Commerce, Sub or Company, if the Company Shareholder Approval shall not have been obtained at a duly held meeting of shareholders of Company held for such purpose or at any adjournment, postponement or continuation thereof;
          (i) by Commerce or Sub in the event there has been a change, or any event involving a prospective change, in the business, financial condition or results of operations of Company or any of its Subsidiaries which has had, or would be reasonably likely to have, a Material Adverse Effect on Company; provided, however, that termination pursuant to this subsection (i) shall be effective 45 days after the giving of written notice to Company if the change or event described in said notice has not been cured; and provided, further that termination under this subsection (i) shall be effective immediately after the giving of written notice if said change or event cannot be cured prior to the Closing; and
          (j) by Company in the event there has been a change, or any event involving a prospective change, in the business, financial condition or results of operations of Commerce, Sub or any of its Subsidiaries which has had, or would be reasonably likely to have, a Material Adverse Effect on Commerce or Sub; provided, however, that termination pursuant to this subsection (ii) shall be effective 45 days after the giving of written notice to Commerce and Sub if the change or event described in said notice has not been cured; and provided, further that termination under this subsection (ii) shall be effective immediately after the giving of written notice if said change or event cannot be cured prior to Closing.
     7.2 Effect of Termination. The termination of this Agreement shall not terminate or affect the obligations of the parties under Sections 5.7 or 7.5 or otherwise to pay expenses as provided elsewhere herein, to maintain the confidentiality of the other party’s information pursuant to Section 4.2 or the provisions of this Section 7.2 or of Section 8.2 or 8.6, and shall not affect any agreement after such termination. The parties agree that, except as provided in the immediately preceding sentence, upon the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall become null and void and no party shall have any liability or obligation with respect hereto; provided, any such termination of this Agreement pursuant to Sections 7.1(d) or 7.1(e) hereof shall not in any manner release or be construed as so releasing the non-terminating party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties willful breach of its covenants, agreements, representations or warranties hereunder, except to the extent expressly provided herein.

     7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of Company, but after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     7.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
     7.5 Termination Fee. (a) The Company shall pay to Commerce in immediately available funds, within three (3) Business Days after demand by the Company, an amount equal to $1,250,000 (the “Termination Fee”) if this Agreement is terminated by Company pursuant to Section 7.1(g), above, the payment of which shall be made in conjunction with the Company’s termination of this Agreement.
          (b) If this Agreement is terminated by Commerce or Sub pursuant to Section 7.1(f), above, and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Company enters into an agreement providing for an Acquisition Proposal, then Company shall pay or cause to be paid to Commerce in immediately available funds an amount equal to the Termination Fee within three (3) Business Days after Company enters into such agreement or such transaction is consummated, whichever is earlier.
          (c) If (A) this Agreement is terminated by Commerce or the Company, as applicable, pursuant to Section 7.1(c) above (and prior to such termination the Company shall not have held a meeting of its stockholders pursuant to Section 5.2, above) or Section 7.1(h), above, and (B) within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or Company enters into an Agreement providing for an Acquisition Proposal, then the Company shall pay or cause to be paid to Commerce in immediately available funds an amount equal to the Termination Fee within three (3) Business Days after Company enters into such agreement or such transaction is consummated, whichever is earlier.
          (d) The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.5 and, in order to obtain such payment, Commerce makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.5, the Company shall pay to Commerce, in addition to the amount of such judgment, Commerce’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.5 at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.5 shall be the exclusive remedy for a termination of this Agreement as specified in this Section 7.5 and shall be in lieu of damages incurred in the event of any such termination of this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Survival of Representations, Warranties and Covenants. No investigation by Commerce, Sub or Company made before or after the date hereof shall affect the representations and warranties which are contained in this Agreement; provided that all representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants and agreements that by their terms are to survive or be performed, in whole or in part, after the Effective Time; provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Commerce, Sub or Company (or any director or officer thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Commerce, Sub or Company, the aforesaid representations, warranties, covenants and agreements being material inducements to the consummation by Commerce, Sub and Company of the transactions contemplated herein.
     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
          (a)       if to Company, to:
South Tulsa Financial Corporation
Bank South
6130 East 81st Street
Tulsa, OK 74137-2101
Attention: R. Carl Hudgins
Fax: (918) 879-2227
with a copy (which shall not constitute notice) to:
McAfee & Taft A Professional Corporation
Tenth Floor, Two Leadership Square
211 North Robinson
Oklahoma City, OK 73102
Attention: C. Bruce Crum
Fax: (405) 235-0439

          (b)      if to Commerce or Sub, to:
Commerce Bancshares, Inc.
1000 Walnut
Kansas City, Missouri 64106
Attention: Kevin G. Barth
Fax: (816) 234-2333
with a copy to:
Commerce Bancshares, Inc.
1000 Walnut – 16th Floor
Kansas City, Missouri 64106
Attention: J. Daniel Stinnett, Esq.
Fax: (816) 234-2333
and (which shall not constitute notice)
Blackwell Sanders Peper Martin LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
Attention: Dennis P. Wilbert, Esq.
Fax: (816) 983-8080
     8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.
     8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     8.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof. No current or former employee of Company, Commerce, Sub, or any of their respective Subsidiaries, shall be construed as a third party beneficiary under this Agreement, and no provision in this Agreement shall create any right in any such employee (or his or her beneficiary or dependent) for any reason, including, without limitation, in respect of employment, continued employment, or resumed employment with the Surviving Corporation, Company, Commerce or Sub (or any of their respective Affiliates) or in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan maintained by the Surviving Corporation, Company, Commerce or Sub (or any of their respective Affiliates). Notwithstanding the foregoing, Section 5.11 is intended for the benefit of the Indemnified Parties and may be enforced by them.
     8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to the principles of conflicts of law.
     8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining there from, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
     8.9 Publicity. Commerce, Sub, Bank, and Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Commerce, Sub and Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Company and its Subsidiaries shall (a) consult with Commerce and Sub regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Commerce and Sub with shareholders lists of Company and (c) subject to the Company’s approval which shall not be unreasonably withheld, allow and facilitate Commerce and Sub contact with shareholders of Company.

     IN WITNESS WHEREOF, Commerce, Sub and Company has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of date first above written.

COMMERCE BANCSHARES, INC.

By: Name:	/s/ Kevin G. Barth Kevin G. Barth
Title:	Executive Vice President

CBI-KANSAS, INC.

By: Name:	/s/ A. Bayard Clark A. Bayard Clark
Title:	Vice President

SOUTH TULSA FINANCIAL CORPORATION

By: Name:	/s/ Nevyle R. Cable Nevyle R. Cable
Title:	President